TearLab Corporation Reports Fourth Quarter and Full Year 2018 Financial Results

ESCONDIDO, Calif., March 21, 2019 — TearLab Corporation (OTCQB:TEAR) (“TearLab” or the “Company”) today reported its consolidated financial results for the fourth quarter and twelve months ended December 31, 2018. All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles except where noted otherwise.

Recent Highlights

-	$0.7 million operating profit for fourth quarter 2018 and $2.5 million full year 2018
-	Reduced fourth quarter net loss by 87.5% compared to 2017 from $ 4.0 million to $0.5 million; and full year 2018 net loss by 86.2% from $ 16.1 million to $2.2 million
-	Amended loan agreement with CRG to extend the “Interest-Only Period”, pushing out the principal payments to 2020
-	Cash position of $8.5 million as of December 31, 2018, an increase from $8.2 million as of September 30, 2018 and $7.3 million as of December 31, 2017

For the three months ended December 31, 2018, TearLab’s net revenues were $6.0 million, down 13% from $6.9 million for the same period in 2017.

The following table sets out the estimated annualized revenue per U.S. device and account analysis for the fourth quarter ended December 31, 2018:

			Annualized	Annualized
	Active	Active	Revenue	Revenue
Program	Devices	Accounts	Per Device	Per Account
Purchased	1,123	946	$2,361	$2,802
Masters	1,730	210	$2,861	$23,567
Flex	1,967	668	$7,097	$20,898
Total	4,820	1,824

The Company’s reported net loss for the 2018 fourth quarter was approximately $0.5 million, or ($0.05) basic loss per share, compared to a reported net loss of approximately $4.0 million, or ($0.63) basic loss per share in the fourth quarter of 2017.

“In the fourth quarter and throughout 2018, we made progress in executing our new business strategy, growing our customer base and strengthening our cash position. We are committed to capitalizing on the current market momentum for osmolarity and remain committed to bringing the Tearlab Discovery™ system to the U.S. market,” said Seph Jensen, TearLab’s Chief Executive Officer.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. TearLab Corporation’s common shares trade on the OTCQB Market under the symbol ‘TEAR’.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, the ability to capitalize on the current market momentum for osmolarity and to bring the Tearlab Discovery™ system to the U.S. market. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. Many factors, risks and uncertainties may cause our actual results to differ materially from forward-looking statements, including the factors, risks, and uncertainties detailed in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2018, to be filed with the SEC on or about March 21, 2019. We do not undertake to update any forward-looking statements except as required by law.

CONTACT: Investor Contact:

The Ruth Group

Lee Roth

Tel: 646-536-7012

lroth@theruthgroup.com

TearLab Corp.

Condensed Consolidated Statements of Operations

(Expressed in U.S. Dollars (000’s) except for number of shares and net loss per share)

(Unaudited)

	Three months
	ended December 31,
	2018	2017
Revenue
Product sales	$5,275	$6,288
Reader equipment rentals	713	593
Total revenue	5,988	6,881
Cost of goods sold
Cost of goods sold (excluding amortization of intangible assets)	2,143	2,741
Cost of goods sold - reader equipment depreciation	186	793
Gross profit	3,659	3,347
Operating expenses
Sales and marketing	596	3,036
Clinical, regulatory and research & development	822	1,119
General and administrative	1,492	2,017
Total operating expenses	2,910	6,172
Income/Loss from operations	749	(2,825)
Other income (expense)	(1,261)	(1,141)
Net loss and comprehensive loss	$(512)	$(3,966)
Weighted average shares outstanding	11,296,998	6,303,589
Net loss per share	$(0.05)	$(0.63)

TearLab Corp.

Condensed Consolidated Statements of Operations

(Expressed in U.S. Dollars (000’s) except for number of shares and net loss per share)

	Years Ended December 31,
	2018	2017

Revenue
Product sales	$22,153	$24,237
Reader equipment rentals	2,846	2,882
Total revenue	24,999	27,119
Cost of goods sold
Cost of goods sold (excluding amortization of intangible assets)	8,495	10,993
Cost of goods sold - reader equipment depreciation	961	2,121
Gross profit	15,543	14,005
Operating expenses
Sales and marketing	3,334	12,330
Clinical, regulatory and research & development	3,587	4,691
General and administrative	6,160	8,772
Total operating expenses	13,081	25,793
Income/Loss from operations	2,462	(11,788)
Other income (expense)	(4,713)	(4,313)
Net loss and comprehensive loss	$(2,251)	$(16,101)
Weighted average shares outstanding - basic and diluted	10,615,513	5,789,714
Net loss per share – basic and diluted	$(0.21)	$(2.78)

TearLab Corp.

Consolidated Balance Sheets

(Expressed in U.S. Dollars (000’s)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets
Cash	$8,473	$7,272
Accounts receivable, net	1,186	1,536
Inventory	1,987	1,998
Prepaid expenses and other current assets	690	690
Total current assets	12,336	11,496

Fixed assets, net	2,024	2,739
Intangible assets, net	2	10
Other non-current assets	151	100
Total assets	$14,513	$14,345

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$681	$1,720
Accrued liabilities	2,363	2,859
Deferred Rent	13	42
Total current liabilities	3,057	4,621

Long-term debt, net	32,014	28,290
Long-term related party payable	111	-

Total liabilities	35,182	32,911

Stockholders’ deficit
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized, 556 and 2,012 issued and outstanding at December 31, 2018 and December 31, 2017	-	-
Common stock, $0.001 par value, and 40,000,000 authorized, 11,296,998 and 7,986,998 issued and outstanding at December 31, 2018 and December 31, 2017, respectively	11	8
Additional paid-in capital	510,380	510,235
Accumulated deficit	(531,060)	(528,809)
Total stockholders’ deficit	(20,669)	(18,566)
Total liabilities and stockholders’ deficit	$14,513	$14,345